Exhibit 23.2

Consent of Independent Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form 20-F (File Number 001-41174) of RELIEF THERAPEUTICS Holding SA of our report dated December 15, 2021, on the consolidated financial statements of APR Applied Pharma Research SA as of December 31, 2020 for the year then ended. Our report on the consolidated financial statements of APR Applied Pharma Research SA includes a “Basis for Qualified Opinion” paragraph to highlight that no comparative financial information is presented.

/s/ Mazars SA

Franck Paucod	Yoann Bois
Licensed Audit Expert	Licensed Audit Expert

Geneva

May 10, 2022